Exhibit 99.1

Align Technology	Zeno Group
Madelyn Valente	Sarah Johnson
(909) 833-5839	(828) 551-4201
mvalente@aligntech.com	sarah.johnson@zenogroup.com

ALIGN TECHNOLOGY ANNOUNCES $250 MILLION ACCELERATED STOCK REPURCHASE AGREEMENT

Joe Hogan, president and CEO, intends to personally purchase $1.0 million of Align’s common stock

TEMPE, Ariz., October 27, 2023 -- Align Technology, Inc. (“Align”) (Nasdaq: ALGN) a leading global medical device company that designs, manufactures, and sells the Invisalign® system of clear aligners, iTero™ intraoral scanners, and exocad™ CAD/CAM software for digital orthodontics and restorative dentistry, today announced that it has entered into a new accelerated stock repurchase agreement ("ASR") with Citibank, N.A. (“Citi”), to repurchase $250 million of Align's common stock under Align’s $1.0 billion stock repurchase program that was approved by Align's Board of Directors in January 2023.

"We have an enormous opportunity in a vastly underpenetrated market to continue driving the adoption of digital orthodontics and restorative dentistry with the Invisalign System®, the most trusted brand in the orthodontic industry globally,” said Joe Hogan, president and CEO. “This latest $250 million ASR reflects our continued confidence in the long-term value of Align and our commitment to increasing shareholder value while balancing investments to drive growth as we transform the orthodontic industry."

Our latest stock repurchase program will operate in accordance with guidelines, specified under Rule 10b5-1 of the Securities Exchange Act of 1934. Accordingly, transactions, if any, will be affected in accordance with the terms of the share repurchase program, including specified prices, volumes, and timing conditions. As of June 30, 2023, Align had approximately 76.5 million shares outstanding and 1.0 billion in cash, cash equivalents and short-term and long-term marketable securities.

Under the terms of the ASR, Align will receive an initial delivery of approximately one million shares. The final number of shares to be repurchased will be based on Align's volume-weighted average stock price during the term of the ASR, less an agreed upon discount. The ASR transaction is expected to be completed by approximately January 30, 2024 and will be funded with Align’s cash on hand.

Pursuant to the accelerated share repurchase agreement, Citi will use commercially reasonable efforts to conduct a portion of its hedging activity by effecting purchases through one or more designated brokers, including CastleOak Securities LP, Drexel Hamilton, LLC, and Siebert Williams Shank & Co., LLC.

In addition to the ASR, Align announced that Joe Hogan, president and CEO, intends to personally purchase $1.0 million of Align’s common stock.

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® system, the most advanced clear aligner system in the world, iTero™ intraoral scanners and services, and exocad™ CAD/CAM software. These technology building blocks enable enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies for over 252 thousand doctor customers and are key to accessing Align’s 600 million consumer market opportunity worldwide. Over the past 26 years, Align has helped doctors treat over 16.4 million patients with the Invisalign system and is driving the evolution in digital dentistry through the Align Digital Platform™, our integrated suite of unique, proprietary technologies and services delivered as a seamless, end-to-end solution for patients and consumers, orthodontists and GP dentists, and lab/partners. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign trained doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com. For additional information about exocad dental CAD/CAM offerings and a list of exocad reseller partners, please visit www.exocad.com.

Invisalign, iTero, exocad, Align and Align Digital Platform are trademarks of Align Technology, Inc.

Forward-Looking Statements

This news release contains forward-looking statements including statements regarding the expected completion date of the ASR transaction, the number of shares of common stock that will be repurchased under the ASR, Align's expectation that it will finance the ASR transaction with cash on hand as well as other statements regarding the ASR, and the anticipated amount and timing of purchases of stock by Align's president and CEO. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement.

The foregoing and other risks are detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the Securities and Exchange Commission on February 27, 2023 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which was filed with the SEC on August 4, 2023. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.